Exhibit 99.1
Directed Electronics Reports Record Third Quarter 2006 Sales;
Reaffirms and Updates 2006 Earnings Outlook
•	Third Quarter 2006 Net Sales Increase 23% to $75.5 Million

•	Third Quarter 2006 GAAP Net Income Increases 63% to $3.2 Million, or $0.12 per Diluted Share

•	Third Quarter 2006 Pro Forma Net Income Increases 79% to $4.8 Million, or $0.19 per Diluted Share

•	2006 Pro Forma Consolidated Net Income Outlook of $1.09 to $1.13 per Diluted Share
VISTA, CA — (PR Newswire) — November 14, 2006 — Directed Electronics, Inc. (Nasdaq: DEIX) today announced record sales and also announced net income results for the quarter ended September 30, 2006. The Company also reaffirmed and updated guidance for the full year of 2006.
“We are pleased with our third quarter performance,” commented James E. Minarik, Directed’s President and Chief Executive Officer. “While our SIRIUS satellite radio products continued to experience outstanding growth, the previously announced FCC inquiry slowed our distribution during the third quarter, shifting approximately $15 million of satellite radio gross sales into the fourth quarter. We are currently shipping all satellite radio receivers as the FCC inquiry has since been finalized. We do not expect that inquiry to have any annual financial impact to Directed. In our security and entertainment sales, a continued significant decline in mobile video, due to industry-wide softness in this category, as well as a slight decline in security sales as retailers delayed their seasonal load-in of these products, were largely offset by continued growth in home audio sales, particularly to Best Buy’s Magnolia stores. Our fourth quarter security sales to date have been very robust, giving us confidence in achieving our full year 2006 sales plans.”
“We were also pleased in the third quarter in furthering our long term strategy to hold the leading positions in the categories in which we participate,” continued Mr. Minarik. “Most notably, we completed the acquisition of Polk Audio making Directed the leading provider of home audio loudspeakers in the United States when combined with our Definitive Technology brand. We expect home theater to continue to be a growing and profitable category in the consumer electronics business, and we now have two of the best brands to capitalize on this trend.”
“Including Polk Audio, we have acquired four companies in 2006. In the third quarter, we purchased Directed Electronics Canada, a distributor relationship for over 20 years, which now allows us direct distribution to those customers. In the past two weeks, we also acquired Autostart, a leading Canadian remote start company, providing Directed with access to their exclusive customer relationships. These two acquisitions, combined with our second quarter purchase of Astroflex, will make Directed the leading security and convenience provider in Canada, the second largest market for remote start products,” continued Mr. Minarik.
“In the third quarter, we also introduced our new digital spread spectrum technology (SST) security and remote start devices and innovative new satellite radio accessories, including our Soloist Universal Media Dock, as well as introducing the new SIRIUS Stiletto personal satellite radio receiver,” stated Mr. Minarik.
“Over the long term, we are well positioned to benefit from these third quarter activities. We are focused on strong execution of our strategies and investments to expand Directed’s market share, deliver innovative products to our customers, and generate long-term value for our shareholders,” continued Mr. Minarik.
Third Quarter Results
Net sales in the third quarter of 2006 were $75.5 million, an increase of 23.1% over the prior year third quarter net sales of $61.3 million. Net sales for the third quarter of 2006 includes $2.3 million attributable to the recent acquisition of Polk Audio.

Gross sales of satellite radio products were $28.6 million, an increase of 76.0% over the prior year third quarter. Gross sales of security and entertainment products in the third quarter of 2006, including $2.3 million attributable to Polk Audio, were $48.6 million compared with $46.5 million in the prior year third quarter.
Pro forma net income for the third quarter of 2006 increased 79.0% to $4.8 million, or $0.19 per diluted share, compared with pro forma net income available to common shareholders of $2.7 million, or $0.14 per diluted share, in the prior year period. GAAP net income for the third quarter of 2006 increased 63.1% to $3.2 million, or $0.12 per diluted share, compared with GAAP net income available to common shareholders of $1.9 million, or $0.10 per diluted share, in the prior year period. The third quarter 2006 GAAP net income includes a $0.2 million gross profit reduction related to purchase accounting, $1.6 million of expenses for the previously announced patent litigation, $0.8 million of one-time stock compensation expense related to the Polk acquisition, $0.4 million write-off of debt issuance costs, and their related tax effects, and $0.2 million income tax benefit from the revaluation of deferred tax assets and liabilities. The third quarter 2005 GAAP net income available to common shareholders included $0.2 million of management fees to a related party, $0.5 million of IPO related costs, and their related tax effects.
Year-to-Date Results
Net sales for the first nine months of 2006 were $227.5 million, an increase of 34.6% over the first nine months of 2005 net sales of $169.0 million. Gross sales of satellite radio products were $106.1 million, an increase of 135.7% over the first nine months of 2005. Gross sales of security and entertainment products for the first nine months of 2006, including $2.3 million attributable to Polk Audio, were $125.8 million, compared with $128.1 million in the same period of the prior year.
Pro forma net income for the first nine months of 2006 increased 94.3% to $11.4 million, or $0.44 per diluted share, compared with pro forma net income available to common shareholders of $5.9 million, or $0.32 per diluted share, in the prior year period. GAAP net income for the first nine months of 2006 increased 128.7% to $10.2 million, or $0.40 per diluted share, compared with GAAP net income available to common shareholders of $4.5 million, or $0.24 per diluted share, in the prior year period. The first nine months of 2006 GAAP net income includes a $0.2 million gross profit reduction related to purchase accounting, $1.6 million of expenses for the previously announced patent litigation, $0.8 million of one-time stock compensation expense related to the Polk acquisition, $0.4 million write-off of debt issuance costs, and their related tax effects, and $0.7 million income tax benefit from the revaluation of deferred tax assets and liabilities. The first nine months 2005 GAAP net income available to common shareholders included $0.5 million of management fees to a related party, $0.8 million of IPO costs, and their related tax effects.
Gross Profit and Operating Margins
For the third quarter of 2006, pro forma gross profit increased to $25.2 million, or 33.4% of net sales, compared with $21.7 million, or 35.3% of net sales, in the prior year period. GAAP gross profit for the third quarter of 2006 increased to $25.0 million, or 33.1% of net sales, compared to $21.7 million, or 35.3% of net sales, in the prior year period. For the first nine months of 2006, GAAP gross profit increased 14.7% to $68.4 million, compared with $59.7 million in the prior year period. Gross margins have declined year over year due to the significant sales increase of satellite radio products, which have lower margins compared to security and entertainment products, which retained historical gross margin levels.
For the third quarter of 2006, pro forma EBITDA (earnings before interest, taxes, depreciation and amortization) increased 13.6% to $13.0 million, or 17.2% of net sales, from $11.4 million, or 18.6% of net sales, in the prior year third quarter. For the third quarter of 2006, GAAP EBITDA decreased to $10.3 million from $10.8 million in the prior year third quarter. For the first nine months of 2006, pro forma EBITDA increased 12.7% to $33.4 million, or 14.7% of net sales, from $29.6 million, or 17.5% of net sales, in the prior year period. For the first nine months of 2006, GAAP EBITDA increased to $30.7 million from $28.2 million in the prior year period.
Balance Sheet and Cash Flows
Directed had $16.3 million in cash as of September 30, 2006, and generated $14.6 million of cash provided by operating activities in the first nine months of 2006, compared to $12.7 million of cash used in operating activities in the prior year period primarily due to changes in working capital. In connection with the acquisition of Polk Audio, Directed borrowed an additional $141 million in term debt resulting in a total of $306 million in total debt as of September 30, 2006.

“We are very pleased with our cash flow from operations of $14.6 million during the first nine months of 2006, which is an increase of $27.3 million from the prior year period,” stated John D. Morberg, Directed’s Chief Financial Officer. “Our favorable cash flow characteristics have provided Directed with the financial flexibility to add to our debt levels and purchase Polk Audio, as well as to continue our long term objectives. We expect our net debt to pro forma EBITDA to peak in the low 4x’s in 2006, and then quickly decline in the first half of next year as we collect accounts receivable and sell through inventories due to significant fourth quarter sales.”
Outlook for 2006
Directed currently expects 2006 net sales to increase in the range of 45% to 50% over the prior year, to approximately $440 million to $460 million, including approximately $25 million attributable to Polk Audio. Excluding Polk Audio’s sales, the Company currently expects gross sales of security and entertainment products to increase in the 6% — 8% range over the prior year, and gross sales of satellite radio products to increase in excess of 75%.
Directed currently expects 2006 pro forma net income per diluted share in the range of $1.09 — $1.13, including the previously announced contribution to earnings from Polk Audio of $0.03 — $0.04 per diluted share. This pro forma net income per diluted share guidance excludes the $0.7 million year-to-date income tax benefit related to the revaluation of deferred tax assets and liabilities, one-time legal fees expected to total approximately $2.0 million, or $0.05 per diluted share, in defense of the previously disclosed patent litigation, and the purchase accounting impact on net income of acquired companies including the gross profit impact of selling through acquired inventories which are required to be written up to fair value less cost to sell. This guidance also reflects annual general and administrative expenses associated with being a public company of approximately $3.0 million, or $0.07 per diluted share, which were not incurred in 2005.
Directed expects to provide 2007 sales and earnings guidance during the 2006 year-end earnings release, currently expected to occur in March of 2007.
Conference Call and Webcast
Directed Electronics will host a conference call and webcast to discuss its financial results today, November 14th, at 5:00 p.m. EST. The conference call may include forward-looking statements. This call will be webcast live on the Investor Relations section of the company’s website at www.directed.com and will be archived and available for replay approximately three hours after the live event. The audio replay will be available until midnight, December 1, 2006. The company’s financial results are also available online at www.directed.com.
About Directed Electronics, Inc.
Headquartered in Vista, California, Directed Electronics (NASDAQ: DEIX) is the largest designer and marketer in North America of premium home theater loudspeakers, consumer branded vehicle security, vehicle remote start and convenience systems, and the largest supplier of aftermarket satellite radio receivers based upon sales. Directed is also a major supplier of mobile audio and video systems and has exclusive rights to market and sell certain SIRIUS-branded satellite radio receivers and accessories to Directed’s existing U.S. retailer customer base. In the home audio market, Directed designs and markets award-winning Polk Audio® and Definitive Technology® premium loudspeakers. Directed’s broad portfolio of security products, remote start, hybrid systems, GPS tracking, and navigation systems are sold under leading brands including Viper®, Clifford®, Python®, Astroflex ® and Autostart®. Directed’s mobile audio and video products include speakers, subwoofers, amplifiers, video screens and digital media players, sold under its Polk MOMO®, Orion®, Precision Power®, Directed Audio®, Xtreme® Directed Video®, Directed Mobile Media® and Automate® brand names. Directed was founded in 1982 and markets its broad portfolio of products through many channels including leading retailers and specialty chains throughout North America and around the world. More information is available at www.directed.com.
Forward-Looking Statements
Certain statements in this news release that are not historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as “may,” “should,” “might,” “believe,” “expect,” “anticipate,” “estimate” and similar words, although some may be expressed differently. Forward-looking statements in this release include, but are not limited to, statements as to expected net sales, expected earnings per share, expected debt, the effect of investments in the business as well as other efforts to improve business metrics and attributes, the effect of growth strategies, and the ability to achieve operational efficiencies. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results of Directed to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include competition in the consumer electronics industry, development of new products and changing demand of customers, reliance on certain key customers, adverse developments affecting SIRIUS Satellite Radio, challenge of the Company’s pricing and promotional practices, reliance on certain manufacturers and their ability to maintain satisfactory delivery schedules, disruption in supply chain, shortages of components and materials, disruption in imports, quality installation of products by customers, significant product returns or product liability claims, compliance with various state and local regulations, remediation of any internal control deficiencies and identified material weaknesses in internal control over financial reporting, risks with international operations, claims related to intellectual property, ability to service debt obligations, disruption in distribution centers, decline in consumer spending, outcome of existing litigation, dependence on senior management, ability to realize on investments made in the business, and integration of acquired businesses. Certain of these factors, as well as various additional factors, are discussed from time to time in the reports filed by Directed with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2005. Directed disclaims any intent or obligation to update these forward-looking statements.
Contacts:
John D. Morberg
Chief Financial Officer
Phone: (760) 598-6200
Kevin Duffy
Sr. Vice President — Strategy,
Corporate Development and Investor Relations
Phone: (760) 598-6200
John Mills/Allyson Pooley
Integrated Corporate Relations
Phone: (310) 954-1100

DIRECTED ELECTRONICS, INC.
Consolidated Statements of Income
(unaudited, in thousands, except per share amounts)

	GAAP		Pro Forma
	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended
	9/30/2006	9/30/2005	9/30/2006	9/30/2005
Net product sales	$74,498	$60,522	$74,498	$60,522
Royalty and other revenue	1,002	794	1,002	794

Net Sales	75,500	61,316	75,500	61,316
Cost of sales	50,516	39,662	50,282	39,662

Gross profit	24,984	21,654	25,218	21,654
Operating expenses:
Selling, general and administrative	16,211	11,966	13,784	11,508
Management fee to related party	—	185	—	—

Total operating expenses	16,211	12,151	13,784	11,508

Income from operations	8,773	9,503	11,434	10,146
Other income (expense):
Interest expense, net	(4,120)	(5,585)	(3,779)	(5,585)

Income before provision for income taxes	4,653	3,918	7,655	4,561
Provision for income taxes	1,475	1,944	2,878	1,856

Net income	3,178	1,974	4,777	2,705
Net income attributable to participating securityholders	—	26	—	36

Net income available to common shareholders	$3,178	$1,948	$4,777	$2,669

Net income per common share:
Basic	$0.12	$0.10	$0.19	$0.15
Diluted	$0.12	$0.10	$0.19	$0.14
Weighted average number of shares:
Basic	25,776	18,583	25,776	18,583
Diluted	25,780	18,583	25,780	18,583
This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific revenue, costs and expenses that the Company believes are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth below is provided in accordance with Regulation G and reconciles the pro forma financial measure with the most directly comparable GAAP-based financial measure.

DIRECTED ELECTRONICS, INC.
Reconciliation of GAAP to Pro Forma Net Income Available to Common Shareholders
(unaudited, in thousands, except per share amounts)

	Quarter	Quarter
	Ended	Ended
	9/30/2006	9/30/2005
GAAP net income	$3,178	$1,974
Adjustments:
Gross profit reduction from purchase accounting	234	—
Patent litigation costs	1,576	—
One-time stock compensation expense related to Polk acquisition	767	—
Write-off of debt issuance costs	425	—
Management fee to related party	—	185
IPO related costs	—	458
Tax effects of adjustments	(1,171)	88
Revaluation of deferred tax assets and liabilities	(232)	—

Pro forma net income	4,777	2,705
Pro forma net income attributable to participating securityholders	—	36

Pro forma net income available to common shareholders	$4,777	$2,669

GAAP net income per common share, diluted	$0.12	$0.10
Pro forma net income per common share, diluted	$0.19	$0.14
Diluted weighted average number of shares (GAAP and pro forma)	25,780	18,583
DIRECTED ELECTRONICS, INC.
Reconciliation of Net Income to EBITDA (Note 1)
(unaudited, in thousands)

	GAAP		Pro Forma
	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended
	9/30/2006	9/30/2005	9/30/2006	9/30/2005
Net income	$3,178	$1,974	$4,777	$2,705
Adjustments:
Interest expense, net	4,120	5,585	3,779	5,585
Depreciation	451	258	451	258
Amortization	1,092	1,015	1,092	1,015
Taxes	1,475	1,944	2,878	1,856

EBITDA (Note 1)	$10,316	$10,776	$12,977	$11,419

DIRECTED ELECTRONICS, INC.
Itemization of Net Sales
(unaudited, in thousands)

	Quarter	Quarter
	Ended	Ended
	9/30/2006	9/30/2005
Gross Security and Entertainment Sales	$48,592	$46,484
Gross Satellite Radio Sales	28,565	16,233
Rebates and Discounts	(2,659)	(2,195)

Net Product Sales	74,498	60,522
Royalties and Other Revenue	1,002	794

Net Sales	$75,500	$61,316

Note 1: Pro forma EBITDA (earnings before interest, income taxes, depreciation, and amortization) is not a measure of financial performance under generally accepted accounting principles, or GAAP, but is used by some investors to determine a company’s ability to service or incur indebtedness. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

DIRECTED ELECTRONICS, INC.
Consolidated Statements of Income
(unaudited, in thousands, except per share amounts)

	GAAP		Pro Forma
	YTD	YTD	YTD	YTD
	9/30/2006	9/30/2005	9/30/2006	9/30/2005
Net product sales	$224,659	$166,820	$224,659	$166,820
Royalty and other revenue	2,820	2,217	2,820	2,217

Net Sales	227,479	169,037	227,479	169,037
Cost of sales	159,063	109,367	158,829	109,367

Gross profit	68,416	59,670	68,650	59,670
Operating expenses:
Selling, general and administrative	42,201	34,838	39,774	33,990
Management fee to related party	—	539	—	—

Total operating expenses	42,201	35,377	39,774	33,990

Income from operations	26,215	24,293	28,876	25,680
Other income (expense):
Interest expense, net	(10,686)	(15,647)	(10,345)	(15,647)

Income before provision for income taxes	15,529	8,646	18,531	10,033
Provision for income taxes	5,280	4,109	7,116	4,083

Net income	10,249	4,537	11,415	5,950
Net income attributable to participating securityholders	—	56	—	74

Net income available to common shareholders	$10,249	$4,481	$11,415	$5,876

Net income per common share:
Basic	$0.40	$0.24	$0.44	$0.32
Diluted	$0.40	$0.24	$0.44	$0.32
Weighted average number of shares:
Basic	25,759	18,583	25,759	18,583
Diluted	25,761	18,583	25,761	18,583
This earnings release includes information presented on a pro forma basis. These pro forma financial measures are considered “non-GAAP” financial measures within the meaning of SEC Regulation G. The Company believes that this presentation of pro forma results provides useful information to both management and investors by excluding specific revenue, costs and expenses that the Company believes are not indicative of core operating results. The presentation of this additional information should not be considered in isolation or as a substitute for results prepared in accordance with generally accepted accounting principles. The reconciliation set forth below is provided in accordance with Regulation G and reconciles the pro forma financial measure with the most directly comparable GAAP-based financial measure.

DIRECTED ELECTRONICS, INC.
Reconciliation of GAAP to Pro Forma Net Income Available to Common Shareholders
(unaudited, in thousands, except per share amounts)

	YTD	YTD
	9/30/2006	9/30/2005
GAAP net income	$10,249	$4,537
Adjustments:
Gross profit reduction from purchase accounting	234	—
Patent litigation costs	1,576	—
One-time stock compensation expense related to Polk acquisition	767	—
Write-off of debt issuance costs	425	—
Management fee to related party	—	—
IPO related costs	—	—
Tax effects of adjustments	(1,171)	—
Revaluation of deferred tax assets and liabilities	(665)	—
Management fee to related party	—	539
IPO related costs	—	848
Tax effects of adjustments	—	26
Revaluation of deferred tax assets and liabilities	—	—

Pro forma net income	11,415	5,950
Pro forma net income attributable to participating securityholders	—	74

Pro forma net income available to common shareholders	$11,415	$5,876

GAAP net income per common share, diluted	$0.40	$0.24
Pro forma net income per common share, diluted	$0.44	$0.32
Diluted weighted average number of shares (GAAP and pro forma)	25,761	18,583
DIRECTED ELECTRONICS, INC.
Reconciliation of Net Income to EBITDA (Note 1)
(unaudited, in thousands)

	GAAP		Pro Forma
	YTD	YTD	YTD	YTD
	9/30/2006	9/30/2005	9/30/2006	9/30/2005
Net income	$10,249	$4,537	$11,415	$5,950
Adjustments:
Interest expense, net	10,686	15,647	10,345	15,647
Depreciation	1,337	888	1,337	888
Amortization	3,143	3,036	3,143	3,036
Taxes	5,280	4,109	7,116	4,083

EBITDA (Note 1)	$30,695	$28,217	$33,356	$29,604

DIRECTED ELECTRONICS, INC.
Itemization of Net Sales
(unaudited, in thousands)

	YTD	YTD
	9/30/2006	9/30/2005
Gross Security and Entertainment Sales	$125,794	$128,146
Gross Satellite Radio Sales	106,095	45,006
Rebates and Discounts	(7,230)	(6,332)

Net Product Sales	224,659	166,820
Royalties and Other Revenue	2,820	2,217

Net Sales	$227,479	$169,037

Note 1: Pro forma EBITDA (earnings before interest, income taxes, depreciation, and amortization) is not a measure of financial performance under generally accepted accounting principles, or GAAP, but is used by some investors to determine a company’s ability to service or incur indebtedness. EBITDA is not calculated in the same manner by all companies and accordingly is not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

DIRECTED ELECTRONICS, INC.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2006	2005
ASSETS	(Unaudited)

Cash and cash equivalents	$16,319	$12,167
Accounts receivable, net	70,492	100,140
Inventories	95,231	43,324
Other current assets	23,645	16,597

Total current assets	205,687	172,228
Property and equipment, net	6,794	4,649
Goodwill and intangible assets, net	357,453	188,053
Other assets	7,874	5,690

	$577,808	$370,620

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$69,439	$54,520
Accrued expenses	23,882	31,037
Current portion of notes payable	3,068	1,699

Total current liabilities	96,389	87,256
Revolving loan	—	5,200
Senior notes, less current portion	302,926	164,911
Deferred tax liability	62,779	12,690
Other liabilities	1,276	1,040

Total liabilities	463,370	271,097
Shareholders’ equity	114,438	99,523

	$577,808	$370,620